Exhibit (8)(f)(2)

FUND PARTICIPATION AGREEMENT

THIS FUND PARTICIPATION AGREEMENT (‘Agreement’) is made as of the 30th day of December, 2016, by and among: Calvert Variable Products, Inc. (the “Fund”), a Maryland corporation, on its behalf and on behalf of each Portfolio set forth on Schedule A hereto); Eaton Vance Distributors, Inc. (“EVD”); Modern Woodmen of America (“Modern Woodmen”), a life insurance company organized under the laws of the State of Illinois, on behalf of itself and certain of its segregated asset accounts (each an “Account” and together the “Accounts”); and MWA Financial Services, Inc., an affiliate of Modern Woodmen and the principal underwriter of certain variable annuity and variable life insurance contracts (together with Modern Woodmen the “Company”).

WHEREAS, the Company has entered into a Participation Agreement, dated October 29, 2001, as amended and assigned, with the Fund, Calvert Investment Management, Inc. (“CIM”) and Calvert Investment Distributors, Inc. (“CID”) (the “Calvert Agreement”). Pursuant to the Calvert Agreement, the Accounts identified therein may invest in the Fund and its separate investment series listed in the Calvert Agreement (each a “Portfolio” and together the “Portfolios”), which are currently distributed by CID;

WHEREAS, Calvert Research and Management (“CRM”), an affiliate of Eaton Vance Corp. and EVD, has agreed to purchase substantially all of the business assets of CIM, investment adviser to the Fund, (“CIM”), subject to various closing conditions (the Transaction”). In the Transaction, which will close once the conditions to dosing have been satisfied (the “Transaction Date”), CRM will assume only specified business assets of CIM and will not assume any of CIM’s liabilities. The Transaction Date is anticipated to be on or about December 30, 2016;

WHEREAS, as of the Transaction Date, CRM will become the investment adviser to the Fund, EVD will become the Fund’s principal underwriter, and CID will no longer distribute Fund shares or otherwise provide services to the Fund;

WHEREAS, CRM, EVD, and the Company anticipate executing a new participation agreement in 2017; and

WHEREAS, the Company and the Accounts desire to continue to invest in the Fund and the Portfolios, and the Fund and the Portfolios desire to continue to make their shares available for purchase to the Company and the Accounts following the closing of the Transaction.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereto agree as follows:

SECTION 1.  The parties hereto hereby (i) adopt all terms of the Calvert Agreement and (ii) affirm all respective agreements made in the Calvert Agreement, all effective as of the Transaction Date, and (iii) agree that the terms of the Calvert Agreement that relate to CID will now relate to EVD, except as otherwise provided herein.

SECTION 2.  EVD represents that it is and warrants that it shall remain duly registered as a broker-dealer under all applicable federal and state securities laws and agrees that it shall perform its obligations to the Fund in compliance in all material respects with the laws of The Commonwealth of Massachusetts and any applicable state and federal  securities  laws. EVD further represents that it is a member in good standing of the Financial Industry Regulatory Authority, Inc.

SECTION 3.  Company confirms that all of its representations, warranties and conditions in the Calvert Agreement continue in full force and effect.

SECTION 4.  The parties agree that EVD shall only assume liability under the Agreement as of the Transaction Date, and EVD and its affiliates shall have no liability whatsoever (including, without limitation, any indemnification obligation) for any act or omission of CID prior to the Transaction date, or for any costs, expenses, loses, damages, liabilities of any kind whatsoever, arising prior to the Transaction Date.

SECTION 5.  As of the Transaction Date, the Fund and the Portfolios will rely on an exemptive order from the U.S. Securities and Exchange Commission to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of participating insurance companies that may or may not be affiliated with one another, qualified pension and retirement plans and other permitted investors (“Mixed and Shared Funding Exemptive Order”), a copy of which the Fund agrees to provide the Company upon request, and the Company hereby agrees to be bound by the terms and conditions of the Mixed and Shared Funding Exemptive Order.

SECTION 6.  All notices to EVD pursuant to the Agreement shall be sent as follows:

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

Attn: Chief Legal Officer

SECTION 7.  The occurrence of the Transaction on the Transaction Date is a condition precedent to the effectiveness of the terms of this Agreement.  Upon the effectiveness of this Agreement, the parties hereto agree that the Calvert Agreement shall no longer have any force or effect with respect to EVD and its affiliates, except as provided for in Section 1 of this Agreement.

SECTION 8.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission or delivered by scanned image (e.g. .pdf, .tiff, jpg, .jpeg or other file extension) as an attachment to an email. Such facsimile or scanned image may include this Agreement in its entirety or a standalone signature page, either of which shall have the same effect as an original signature and shall be considered definitive evidence of the final agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

MODERN WOODMEN OF AMERICA		EATON VANCE DISTRIBUTORS, INC

By:	/s/ W. Kenny Massey	By:	/s/ A. John Murphy
Name:	W. Kenny Massey	Name:	A. John Murphy
Title:	President	Title:	Asst. Secretary

MWA FINANCIAL SERVICES, INC.		CALVERT VARIABLE PRODUCTS, INC.

By:	/s/ Clint Pogemiller	By:	/s/ Maureen A. Gemma
Name:	Clint Pogemiller	Name:	Maureen A. Gemma
Title:	President	Title:	Secretary

SCHEDULE A

Calvert Variable Products, Inc.

Calvert VP NASDAQ-100 Index Portfolio

Calvert VP Russell 2000 Small Cap Index Portfolio

Calvert VP S&P MIdCap 400 Index Portfolio